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                                                      EXHIBIT 2.2






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                                                               EXECUTION COPY

                            COMPANY OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of July 1, 1997 (this "Agreement"), between Fremont Acquisition Company, LLC, a Delaware limited liability company ("Parent"), and Kerr Group, Inc., a Delaware corporation (the "Company").

         WHEREAS, Parent, Kerr Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, concurrently with the execution and delivery of this Agreement, will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Company agree, and in order to induce Parent and Sub to enter into the Merger Agreement the Company has agreed, to grant Parent the option (as hereinafter defined) upon the terms and subject to the conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE OPTION
                                   ----------

         SECTION 1.1 Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 782,685 newly-issued shares (the "Shares") of the Common Stock, par value $.50 per share ("Company Common Stock"), of the Company at a purchase price per share of $5.40 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement; provided, however, that in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted expire, on the earliest of (i) the Effective Time (as defined in the Merger Agreement) and (ii) to the extent that no Option Notice (as defined below) has theretofore been given by Parent, six (6) months after any termination of the Merger Agreement pursuant to Article VIII thereof.

         SECTION 1.2 Exercise Of Option. At any time or from time to time prior to the termination of the option granted hereunder in accordance with the terms of this Agreement, Parent


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(or its designee) may exercise the option, in whole or in part, if on or after the date hereof:

         (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

              (i) commenced a bona fide tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

              (ii) acquired beneficial ownership of shares of Company Stock which, when aggregated with any shares of Company Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% (or, in the case of The Gabelli Funds, Inc. and its affiliates and associates, 32%), or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

              (iii) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Company Stock; or

         (b) any of the events described in Section 8.1(g) or (h) of the Merger Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

         In the event that Parent wishes to exercise all or any part of the Option, Parent shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice Date") to the Company specifying


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the number of Shares it will purchase and a place and date (not earlier than three (3) nor later than twenty (20) business days from the Notice Date) for closing such purchase (a "Closing"). Parent's obligation to purchase Shares upon any exercise of the option is subject (at its election) to the conditions that
(i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Shares upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions. Upon request by Parent, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act.

         SECTION 1.3 Purchase of Shares. At any Closing, (i) the Company will deliver to Parent the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Parent to purchase the balance of the Shares subject thereto, and (ii) Parent shall pay the aggregate purchase price for the Shares to be purchased by delivery to the Company of a certified or bank cashier's check payable in New York Clearing House funds to the order of the Company in the amount of the Exercise Price times the number of shares to be purchased.

         SECTION 1.4 Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect to the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor,

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as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

         (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

         (c) The rights of Parent under this Section 1.4 shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

         (d) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.4.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company hereby represents and warrants to Parent as follows:

         SECTION 2.1 Authority Relative to this Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been

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duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 2.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected, or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign.

         SECTION 2.3 Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of 782,685 Shares, and the Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock, and will be free and clear of any security interests, liens, claims, pledges, charges or encumbrances of any kind.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

         Parent hereby represents and warrants to the Company as follows:

         SECTION 3.1 Authority Relative to this Agreement. Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Parent has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or for Parent to consummate such transactions. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

         SECTION 3.2 No Conflict, Required Filing and Consents. The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the certificate of formation of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Parent is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act, and the Securities Act, require any filing by Parent with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (i) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

         SECTION 3.3 Investment Intent. The purchase of Shares pursuant to this Agreement is for the account of Parent for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS
                              ---------------------

         SECTION 4.1 Registration Rights; Listing of Shares. (a) Upon the written request of Parent, the Company agrees to effect up to two registrations under the Securities Act and any applicable state securities laws covering any part or all of the Option (provided that only Shares will be distributed to the public) and any part or all of the Shares purchased under this Agreement, which registration shall be continued in effect for 90 days, unless, in the written opinion of counsel to the Company,

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addressed to Parent and reasonably satisfactory in form and substance to counsel for Parent, such registration is not required for the sale and distribution of such Shares in the manner contemplated by Parent. The registration effected under this paragraph shall be effected at the Company's expense except for any underwriting commissions. If Shares are offered in a firm commitment underwriting, the Company will provide reasonable and customary indemnification to the underwriters. In the event of any demand for registration pursuant to this paragraph, the Company may delay the filing of the registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. In the event the Company effects a registration of Company Common Stock for its own account or for any other stockholder of the Company (other than on Form S-4 or Form S-8, or any successor or similar form), it shall allow Parent to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included.

         (b) The Company shall, at its expense, use its best efforts to cause the Shares to be approved for quotation on the New York Stock Exchange, Inc. (the "NYSE") subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the NYSE of the issuance of each Share pursuant to any exercise of the Option.

         SECTION 4.2 Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $1,000,000 and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (a) reduce the number of shares of Company Common Stock subject to the Company Option, (b) deliver to Company for cancellation Company Shares previously purchased by Parent, (c) pay cash to Company, or (d) any combination thereof, so that Parent's actually realized Total Profit shall not exceed $1,000,000 after taking into account the foregoing actions.

         (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Parent pursuant to the sale of Company Shares (or any other securities into which such Company Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Company Shares, and (ii) any Notional Total Profit (as defined below).


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         (c) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Parent may propose to exercise the Company Option shall be the Total Profit determined as of the date of such proposal assuming that the Company Option were exercised on such date for such number of shares and assuming that such shares, together with all other Company Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         SECTION 4.3 Transfer of Shares; Restrictive Legend. Parent agrees not to transfer or otherwise dispose of the Shares, or any interest therein, without first providing to the Company an opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Parent further agrees to the placement on the certificate(s) representing the Shares of the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

provided that upon provision to the Company of any opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Shares to be issued to Parent against surrender of such legended certificates.

         SECTION 4.4 Best Efforts. Subject to the terms and conditions of this Agreement, Parent and the Company shall each use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.5 Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement. If Parent shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further

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documents and instruments and take all such furtheraction as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         SECTION 4.6 Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.


                                    ARTICLE V

                                  MISCELLANEOUS
                                  -------------

         SECTION 5.1 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

         SECTION 5.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 5.3 Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Parent hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Parent to any of its corporate affiliates, but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations.

         SECTION 5.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof or thereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities


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or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         SECTION 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

         SECTION 5.7 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to its address set forth in Section 9.2(a) of the Merger Agreement; and (ii) if to the Company, to the Company's address set forth in Section 9.2(b) of the Merger Agreement.

         SECTION 5.8 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.


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         IN WITNESS WHEREOF, each of the Company and Parent have caused this
Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                     KERR GROUP, INC.


                                     By: /s/ D. Gordon Strickland
                                         -------------------------------
                                         Name:  D. Gordon Strickland
                                         Title: President and Chief Executive
                                                 Officer


                                     FREMONT ACQUISITION
                                       COMPANY, LLC


                                     By: /s/ Gilbert H. Lamphere
                                         -------------------------------
                                         Name:  Gilbert H. Lamphere
                                         Title: Managing Director


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